Exhibit 99.1

NEXXUS LIGHTING ANNOUNCES CLOSING OF PRIVATE PLACEMENT OF PREFERRED STOCK AND WARRANTS

•	Aggregate consideration of approximately $7.6 million, including $4.0 million in cash and cancellation of $3.6 million of indebtedness and accrued interest
•	Supports launch of Array Lighting LED replacement bulb line and expansion of Selective Heat Sink (SHS™) technology

FOR IMMEDIATE RELEASE

For more information: John Oakley, Chief Financial Officer, Nexxus Lighting, Inc. Phone: 704-405-0416

CHARLOTTE, NC – November 13, 2008 — Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced that it has closed a private placement of convertible preferred stock and warrants to accredited investors, for aggregate consideration of approximately $7.6 million, consisting of approximately $4.0 million in cash and cancellation of approximately $3.6 million in principal amount of indebtedness and accrued interest. The net proceeds will be used for working capital and general corporate purposes, to support the launch of the Company’s new Array™ Lighting product and to expand utilization of the Company’s patent pending Selective Heat Sink (SHS™) technology across product lines.

Mike Bauer, President and CEO of Nexxus Lighting, stated “Over the course of the last eighteen months we have been working very hard to execute our strategy. Through internal changes and recent acquisitions, we have created a dynamic Company which we believe is well positioned to capitalize on the growing demand for white light LED lighting systems for general lighting applications. This infusion of capital is expected to support our operations and growth objectives.”

Mr. Bauer continued “We are pleased to be able to complete a transaction with several existing investors who are excited about our Company, our potential and our new Array Lighting LED lamp line that features Nexxus Lighting’s patent-pending Selective Heat Sink (SHS™) technology.”

Aggregate consideration of approximately $7.6 million resulted from the sale of approximately 1,513 units at a price of $5,000 per unit, with each unit consisting of one share of Series A convertible preferred stock and warrants to purchase 750 shares of common stock at an exercise price of $6.40 per share expiring three years from the date of issuance. Under certain conditions, warrants to purchase up to 750 additional shares of the Company’s common stock per unit may be issued. The preferred stock is redeemable by the Company at any time and holders are initially entitled to dividends at the rate of 8% per annum, subject to increase. Commencing four years after issuance, at the option of the holder, the preferred stock is convertible into shares of common stock at a conversion price of no less than $6.59.

The securities offered and sold by the Company in this private placement will not and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from registration requirements.

Exhibit 99.1

The Company also announced today that it has filed a request with the SEC to withdraw its Registration Statement on Form S-1 filed with the SEC on August 28, 2008 relating to a proposed follow-on public offering of its common stock.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state.

About Nexxus Lighting, Inc. (www.nexxuslighting.com)

Nexxus Lighting is a leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool, entertainment and retail lighting. Nexxus Lighting sells its products through its Array Lighting, SV Lighting, Advanced Lighting Systems, Lumificient and Nexxus Lighting Pool & Spa business units under the Array™, Savi®, eLum™, LiveLED™, Hyperion®, Super Vision® Fiber Optics and Advanced Lighting Systems™ Fiber Optics brand names.

Nexxus Lighting – Life’s Brighter™

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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